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Exhibit 1

Voting Trust Agreement

AGREEMENT AMONG STOCKHOLDERS

        This Agreement Among Stockholders (the "Agreement") is made and entered into as of this 25th day of June, 2002, by and among those certain holders of common stock of Quality Products, Inc., a Delaware corporation (the "Company") listed on the signature page hereto (each a "Stockholder" and collectively, the "Stockholders").

RECITALS:

        A.    The Stockholders are the beneficial owners of issued and outstanding shares of common stock of the Company, par value $0.00001 per share (the "Common Stock"), all in the amounts and under the record names as shown on Exhibit A attached hereto; and

        B.    The Stockholders now desire to enter into this Agreement for the purpose of (a) calling a special meeting of the stockholders of the Company, and (b) voting their shares in unison at such special meeting of the stockholders of the Company as described in this Agreement, all on the terms and conditions set forth below.

AGREEMENTS:

        NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Representations and Warranties.    Each Stockholder hereby represents and warrants to the other Stockholders as follows:

        (a)  Such Stockholder is the record and beneficial owner of the number of shares of Common Stock set forth opposite his name on the attached Exhibit A.

        (b)  This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement nor the completion by such Stockholder of the transactions contemplated by this Agreement will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which any of such Stockholder's Shares (as defined in Section 2(a) below) is subject.

        (c)  Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term of this Agreement will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

        2.    Covenants.

        (a)  Each Stockholder agrees to hold all shares of Common Stock registered in its name or beneficially owned by it as of the date hereof and any and all other securities of the Company legally or beneficially acquired by such Stockholder after the date hereof (collectively, the "Shares") subject to, and to vote such Shares in accordance with, the provisions of this Agreement.

        (b)  On all matters relating to the calling of a special meeting of the stockholders of the Company, the increase in the size of the board of directors of the Company, and the election of directors of the Company to fill the vacancies caused by such increase in directors, each Stockholder agrees to vote all

Shares held by it (or the Stockholder shall consent pursuant to an action by written consent of the stockholders of capital stock of the Company) as follows:

  (i)
  To demand that the Company call a special meeting of stockholders of the Company for the purpose of (A) increasing the size of the board of directors of the Company to eight directors, and (B) electing Dan L. Drexler, Michael Goldberg, Dale Newberg and S. James Perlow (or any of their designees) to the board of directors of the Company; and

  (ii)
  In favor of (A) increasing the size of the board of directors of the Company to eight directors, and (B) electing Dan L. Drexler, Michael Goldberg, Dale Newberg and S. James Perlow (or any of their designees) to the board of directors of the Company.

        (c)  The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) transfer (for purposes of this Agreement, the term "transfer" includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under this Agreement or the transactions contemplated by this Agreement.

        3.    Grant of Irrevocable Proxy; Appointment of Proxy.

        (a)  Each Stockholder hereby irrevocably (during the term of this Agreement) grants to, and appoints, Richard A. Drexler and any other individual who shall hereafter be designated by Richard A. Drexler, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares (and, to the extent deemed necessary by such irrevocable proxy, to cumulate the voting of such Shares in any manner deemed appropriate), or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, to approve (i) increasing the size of the board of directors of the Company to eight directors, and (ii) electing Dan L. Drexler, Michael Goldberg, Dale Newberg and S. James Perlow (or any of their designees) to the board of directors of the Company.

        (b)  Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

        (c)  Each Stockholder affirms that the irrevocable proxy set forth in this Section 3 is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement. Each Stockholder ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

        4.    Power of Attorney.    Each of the undersigned Stockholders does hereby constitute and appoint Richard A. Drexler, the true and lawful attorney and agent of the undersigned, each with full power to act without any other and with full power of substitution and resubstitution, to do any and all acts and things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable such Stockholder to comply with the Securities Exchange Act of 1934, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder in connection with the filing by such Stockholders of all reports required under the Act, including specifically, but without limiting the generality of the foregoing, power and authority to sign the names of the undersigned to any Schedule 13D or amendment thereto to be filed with the Securities and Exchange Commission, to any and all amendments to said Schedule 13D, and to any and all instruments or documents filed as part of or in connection with any of the foregoing and any and all amendments thereto; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        5.    Termination.    This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety: (a) 270 days from the date of this Agreement; (b) upon the election of Dan L. Drexler, Michael Goldberg, Dale Newberg and S. James Perlow (or their designees) to the board of directors of the Company, or (c) the date as of which the parties hereto terminate this Agreement by written consent of each Stockholder.

        6.    Miscellaneous.

        (a)  Further Action. Each Stockholder shall do all things and execute and deliver all documents as may be necessary to effectuate the intent of this Agreement.

        (b)  Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

        (c)  Governing Law. This Agreement, and the rights of the parties hereto, shall be governed and construed as to matters of corporate law by the Delaware General Corporation Law and, as to matters of law other than Corporate law, by the laws of the State of Illinois as such laws apply to agreements among Illinois residents made and to be performed entirely within the State of Illinois.

        (d)  Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by all of the parties hereto. Any amendment or waiver so effected shall be binding upon each of the parties hereto and any assignee of any such party.

        (e)  Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        (f)    Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

        (g)  Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

        (h)  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

        (i)    Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

        (j)    Attorney's Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this

Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

        (k)  Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be addressed to the holder appearing on Exhibit A attached hereto or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

        (l)    Entire Agreement. This Agreement and the Exhibits hereto constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ DAN L. DREXLER Dan L. Drexler
/s/ RICHARD A. DREXLER Richard A. Drexler
/s/ AUDREY J. EPPINGA Audrey J. Eppinga
/s/ SYDNEY EPPINGA Sydney Eppinga
DALE NEWBERG PENSION TRUST
/s/ DALE NEWBERG Dale Newberg, Trustee
WYCLIFF INVESTMENTS
By:	/s/ ROBERT OOSTERWYCK
Its:
DERCO LIMITED
By:	/s/ ROBERT OOSTERWYCK
Its:

EXHIBIT A

The Stockholders

Stockholder	Number of Shares Owned
Dan L. Drexler 875 North Michigan Avenue Suite 3350 Chicago, Illinois 60611	85,000 (sole) 533,332 (shared)
Richard A. Drexler 711 North McKinley Road Suite 6 Lake Forest, Illinois 60045	533,332 (shared) 12,500 (sole)
Audrey J. Eppinga 3341 Fig Ave. Rock Valley, Iowa 51247	9,500
Sydney Eppinga 3341 Fig Ave. Rock Valley, Iowa 51247	125,690
Dale Newberg Pension Trust 550 North Island Golden Beach, Florida 33160	628,800
Wycliff Investments P.O. Box 1369 GT Grand Cayman Cayman Islands	221,050
Derco Limited P.O. Box 1369 GT Grand Cayman Cayman Islands	15,000
TOTAL SHARES:	1,630,872

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  Exhibit 1
EXHIBIT A